WAIVER AGREEMENT

THIS WAIVER AGREEMENT (this “Waiver”) is made and entered into as of August 15, 2008, among PSi TECHNOLOGIES, INC., (the “Company”), PSi TECHNOLOGIES HOLDINGS, INC., (“Holdings”) and MERRILL LYNCH GLOBAL EMERGING MARKETS PARTNERS, LLC (“MLGEMP”).

RECITALS:

A.           The Company has issued that certain Exchangeable Senior Subordinated Note, dated as of June 2, 2005 (as amended, restated, supplemented or otherwise modified from time to time, the “Note”) for the benefit of MLGEMP.

B.           In connection with the Note, the Company, Holdings and MLGEMP entered into (i) that certain Purchase Agreement, dated as of June 2, 2005 (the “Purchase Agreement”) and (ii) that certain Exchange Agreement, dated as of June 2, 2005 (the “Exchange Agreement” and, together with the Note and the Purchase Agreement, the “2005 Documents”).

C.           Concurrently with this Waiver, (i) the Company and MLGEMP are entering into that certain Third Amendment to Exchangeable Senior Subordinated Note, dated as of the date hereof (the “2003 Note Amendment”) and (ii) the Company, Holdings and MLGEMP are entering into that certain Amended and Restated Exchange Agreement, dated as of the date hereof (the “Amended Exchange Agreement”, together with the 2003 Note Amendment, the “2003 Amendment Documents”).

D.           The Company and Holdings are now requesting that MLGEMP waive the Event of Default (as hereinafter defined), which the Lender is willing to do on the terms and conditions provided for herein.

In consideration of the premises herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, agree as follows:

1.
Waiver.  Subject to the conditions and upon the terms set forth in this Waiver, MLGEMP hereby waives the event of default that will or may arise as of the date hereof as a result of Holdings’ failure to comply with Section 4(a)(ii), Section 4(a)(iii) and Section 6(a) of the Exchange Agreement (the “Event of Default”) upon entering into or performance of the Amended Exchange Agreement (but only to the extent such Event of Default relates to a deficiency in the number of shares of authorized but unissued Common Stock available to satisfy an Exchange Right (as defined in the Exchange Agreement) following satisfaction of an Exchange Right (as defined in the Amended Exchange Agreement)); provided, that, such waiver shall be in effect only for so long as Holdings is in compliance with its obligations under Section 6(a)(ii) of the Amended Exchange Agreement.

2.	Continuing Effect; No Other Waivers. Except as expressly waived hereby, all of the terms and provisions of the 2005 Documents are and shall remain in full force and effect.

The waiver provided for herein is limited to the extent specified herein and shall not constitute a waiver of, or an indication of MLGEMP’s willingness at any other time to waive any other provisions of, the 2005 Documents.

3.
Severability.  Any provision of this Waiver held by a court of competent jurisdiction to be invalid or unenforceable shall not impair or invalidate the remainder of this Waiver and the effect thereof shall be confined to the provision so held to be invalid or unenforceable.

4.	Successors and Assigns. This Waiver is binding upon and shall inure to the benefit of the Company, Holdings and MLGEMP and their respective successors and assigns.

5.
Governing Law.  This Waiver will be governed by, and construed in accordance with, the laws of the State of New York.  In any action or proceeding arising out of, related to, or in connection with this Waiver, the Company  and Holdings consent to be subject to the jurisdiction and venue of (a) the Supreme Court of the State of New York in and for the County of New York, and (b) the United States District Court for the Southern District of New York.  The Company and Holdings consent to the service of process in any action commenced hereunder by any method or service acceptable under federal law or the laws of the State of New York.

6.
WAIVER OF JURY TRIAL.  THE COMPANY, HOLDINGS AND MLGEMP HEREBY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT THEY MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF UNDER OR, IN CONNECTION WITH THIS WAIVER.

7.
Headings Descriptive.  The headings of the several sections and subsections of this Amendment are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Waiver.

8.
Counterparts.  This Waiver may be executed in two or more counterparts, each of which shall constitute an original but all of which when taken together shall constitute but one contract.  Delivery of an executed counterpart of a signature page to this Waiver by telecopy shall be as effective as delivery of a manually executed counterpart of this Waiver.

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IN WITNESS WHEREOF, the parties hereto have caused this Waiver to be duly executed by their respective authorized officers as of the day and year first above written.

MERRILL LYNCH GLOBAL EMERGING MARKETS PARTNERS, LLC

By:	Merrill Lynch Global Emerging Markets Partners, L.P., as its Managing Member

By:	Merrill Lynch Global Capital, L.L.C., as its General Partner

By:	Merrill Lynch Global Partners, Inc., as its Managing Member

By:	/s/
Name:
Title:

PSI TECHNOLOGIES HOLDINGS, INC.

By:	/s/
Name:	Arthur J. Young, Jr.
Title:	Chairman of the Board and Chief
Executive Officer

PSI TECHNOLOGIES, INC.

By:	/s/
Name:	Arthur J. Young, Jr.
Title:	Chairman of the Board and Chief
Executive Officer